UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): November 9, 2005

APPLIED FILMS CORPORATION
(Exact name of Registrant as specified in its charter)

Colorado (State or Other Jurisdiction of Incorporation)	000-23103 (Commission File No.)	84-1311581 (IRS Employer Identification No.)

9586 I-25 Frontage Road, Suite 200, Longmont, Colorado (Address of Principal Executive Offices).	80504 (Zip Code)

303-774-3200
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 1.01      Entry into a Material Definitive Agreement.

        Applied Films Corporation (“AFC”) currently leases its headquarters facility located at 9586 I-25 Frontage Road, Suite 200, Longmont, Colorado (the “Facility”). That Lease Agreement has been previously filed with the Securities and Exchange Commission as a material contract of AFC. Pursuant to that Lease Agreement, AFC has the option to purchase the Facility on the terms and conditions described in the Lease Agreement.

        On November 9, 2005, AFC exercised its option to purchase the Facility. AFC intends to sell the Facility to First Industrial Acquisitions, Inc. (“FIA”) and lease it back from FIA. On October 28, 2005, Applied Films Corporation entered into a Purchase and Sale Agreement with FIA with respect to the facility, subject to certain closing conditions.

        Under the Purchase and Sale Agreement and lease attached to it, AFC will acquire the Facility from the current owner pursuant to its option to purchase in its existing lease, resell the Facility to FIA for the same price as the option price (except that AFC will pay the current owner a prepayment penalty of approximately $500,000 and certain closing costs). AFC will then lease the Facility from FIA for a term approximately twenty months shorter than the term of the existing lease and for an initial base rent of $68,216 per month, which is less than the $80,318 per month rent AFC pays its current landlord.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 11, 2005	APPLIED FILMS CORPORATION By: /s/ Thomas T. Edman —————————————— Thomas T. Edman Chief Executive Officer and President